Exhibit (g)(2)

Amended and Restated Transfer Agency and Service Agreement between Registrant and
Investors Bank & Trust Company, dated September 1, 2006.

Exhibit (g)(2)

AMENDED AND RESTATED
TRANSFER AGENCY AND SERVICE AGREEMENT

   AGREEMENT made as of the ___ day of September, 2006 (the “Agreement”) by and between each of the entities listed on Appendix A hereto (each, a “Fund” and together, the “Funds”) in respect of its portfolios listed on Appendix A hereto (each, a “Portfolio” and collectively, the “Portfolios”), as such Appendix A may be amended in writing by the parties from time to time, and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Bank”).

   WHEREAS, the parties to this Agreement entered into a Transfer Agency and Service Agreement as of 15 August, 2003 (the “Existing Agreement”) pursuant to which each Fund, in respect of its Portfolios, appointed the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Bank accepted such appointment;

   WHEREAS, the Bank is duly registered as a transfer agent as provided in Section 17A(c) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”);

   WHEREAS, the parties wish to amend and restate the Existing Agreement as set forth below;

   NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

     1. Terms of Appointment; Duties of the Bank.

     1.1 Subject to the terms and conditions set forth in this Agreement, each Fund, in respect of each of its Portfolios, hereby employs and appoints the Bank to act, and the Bank agrees to act, as transfer agent in respect of interests in such Portfolio (“Interests”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the interestholders of the Funds with respect to the Portfolio (“Interestholders”) and set out in the offering document (as it may be amended or supplemented from time to time, the “Offering Document”) and the organizational document relating to such Portfolio.

     1.2 The Bank agrees that it will perform the following services:

          (a) In connection with procedures established from time to time by written agreement between each Fund and the Bank, the Bank shall:

               (i) Receive for acceptance orders for the purchase of Interests and, upon acceptance, promptly deliver payment and appropriate documentation therefor to the custodian (the “Custodian”) appointed by the Fund with respect to the applicable Portfolio;

               (ii) Pursuant to purchase orders, issue the appropriate number of Interests and hold such Interests in the appropriate Interestholder account;

               (iii) Receive for acceptance redemption requests and redemption directions and, upon acceptance, deliver the appropriate documentation therefor to the Custodian;

               (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Interestholders;

               (v) Effect transfers of Interests by the registered owners thereof upon receipt of appropriate instructions;

               (vi) Prepare and transmit payments for dividends and distributions declared by the Fund;

               (vii) Provide average daily balance reports from all broker-dealers for Investor Class Shares for each Portfolio to enable the Fund to calculate payments under Rule 12b-1;

               (viii) Create and maintain all necessary records, including those specified in Article 10 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the “1940 Act”) and those records pertaining to the various functions performed by it hereunder. All records shall be available for inspection and use by the Fund. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by applicable law;

               (ix) Make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Fund, or any person retained by the Fund. Upon reasonable notice by the Fund, the Bank shall make available during regular business hours its facilities and premises and employees employed in connection with its performance of this Agreement for reasonable visitation by the Fund, or any person retained by the Fund;

               (x) At the expense of and at the request of the Fund, maintain an adequate supply of blank Interest certificates for each Portfolio providing for the issuance of certificates to meet the Bank’s requirements therefor. Such Interest certificates shall be properly signed by facsimile. Each Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, the Bank may continue to countersign certificates which bear such signatures until otherwise directed by the Fund. Interest certificates may be issued and accounted for entirely by the Bank and do not require any third party registrar or other endorsing party;

               (xi) Issue replacement Interest certificates in lieu of certificates which have been lost, stolen, mutilated or destroyed, without any further action by the Fund or any officer of the Fund, upon receipt by the Bank of properly executed affidavits and lost certificate bonds, in form satisfactory to the Bank with the Fund and the Bank as obligees under the bond. At the discretion of the Bank, and at its sole risk, the Bank may issue replacement certificates without requiring the affidavits and lost certificate bonds described above and each Fund agrees to indemnify the Bank against any and all losses or claims which may arise by reason of the issuance of such new certificates in the place of the ones allegedly lost, stolen or destroyed; and

               (xii) Record the issuance of Interests and maintain, pursuant to applicable law including Rule 17Ad-10(e) under the 1934 Act, a record of the total number of Interests which are authorized, based upon data provided to it by the applicable Fund, issued and outstanding. The Bank also shall provide each Fund on a regular basis with the total number of Interests which are authorized, issued and outstanding and, other than for monitoring the number of Interests outstanding and the number of Interests authorized, shall have no obligation, when recording the issuance of Interests, to monitor the issuance of such Interests or to take cognizance of any laws relating to the issue or sale of such Interests, which functions shall be the sole responsibility of the Fund.

          (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule or Appendix hereto, the Bank shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to maintaining all Interestholder accounts, preparing Interestholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Interestholder reports and offering documents to current Interestholders, if applicable, collecting appropriate U.S. Treasury Department Forms W-8 or W-9 from Interestholders, withholding taxes on all accounts, including nonresident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by applicable regulatory authorities for the Interestholders, preparing and mailing confirmation forms and statements of account to Interestholders for all purchases and redemptions of Interests and other confirmable transactions in Interestholder accounts, responding to Interestholder telephone calls and Interestholder correspondence, preparing and mailing activity statements for Interestholders, and providing Interestholder account information; and (ii) provide a system which will enable the Fund to monitor the total number of Interests sold in each State.

          Each Fund shall upon reasonable notice from the Bank requesting a determination with respect to any trade, provide necessary information to the Bank so that the Bank may coordinate with the Fund in order to determine whether such sale of Interests is an exempt transaction that does not require any blue sky reporting for each State.

          (c) Additionally, the Bank shall utilize a system to identify all Interest transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per Interest next computed after receipt of such orders, and shall compute the net effect in respect of the applicable Portfolios of such transactions so identified on a daily and cumulative basis.

          (d) Anti-Money Laundering Compliance

     The Bank has developed and implemented an anti-money laundering compliance program (the “AML Program”), including written policies and procedures, as required by applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”). The AML Program incorporates Know-Your-Customer (“KYC”) verification programs including Office of Foreign Asset Control (“OFAC”) compliance, and is designed to comply with all provisions of Anti-Money Laundering Laws. As part of its AML Program, the Bank hereby undertakes to do the following:

          (i) In connection with each subscription for Interests, comply with Anti-Money Laundering Laws, including without limitation the conduct of such due diligence investigations as may be required by the Anti-Money Laundering Laws, including the verification and identification of the applicable prospective Interestholder (together with any beneficial owner represented by prospective Interestholder);

               (ii) Maintain appropriate identification and verification procedures for purposes of Anti-Money Laundering Laws and apply them in respect of each prospective investor in Interests of any Fund in respect of any Portfolio;

               (iii) Maintain all necessary and appropriate records for purposes of Anti-Money Laundering Laws relating to the identification and verification of each prospective investor in Interests of any Fund in respect of any Portfolio in connection with any subscription for Interests;

               (iv) Upon request, provide any information obtained and held pursuant to the AML Program with respect to Interestholders to any and all applicable law enforcement and regulatory authorities; provided that the Bank shall promptly notify the applicable Fund and the investment adviser for the Fund upon receipt of any such request to the extent permitted by applicable law;

               (v) Provide each Fund or its authorized agents with reasonable access to premises and information which they may require to satisfy themselves of the reliability of the Bank’s AML program to ensure compliance with applicable laws and regulations;

               (vi) Comply with all other anti-money laundering requirements applicable to the Bank regarding identification of prospective customers, training employees, record keeping and suspicious activity reporting, and maintain all necessary procedures in accordance with applicable laws and regulations;

               (vii) Promptly disclose to the applicable Fund in writing of any suspicious activity identified which may be reportable under applicable laws and regulations with respect to Interestholders and prospective Interestholders to the extent permitted by applicable law;

               (viii) Promptly disclose to the applicable Fund in writing of any amendments to the AML program that may materially affect the Fund or any Portfolio;

               (ix) Promptly inform the applicable Fund if the Bank is unable to verify the identity of an Interestholder and inform the applicable Fund what, if any, further information the Bank will require to verify such Interestholder’s identity.

               (x) Subject the AML Program to periodic testing by its internal auditors and promptly notify the Funds in writing if any such testing detects material deficiencies in the AML program; and

               (xi) Certify to each Fund on an annual basis, that (A) the Bank’s AML program is functioning as intended; (B) except as previously disclosed to the Fund in writing, during the period covered by the certification, there was no suspicious activity identified which may be reportable under applicable law or regulation with respect to Interestholders or prospective Interestholders, provided, that this certification shall only be made to the extent permitted under applicable law; and (c) except as previously disclosed to the Fund in writing, there have been no amendments to the AML program that may materially affect the Fund or any Portfolio;

               (xii) Promptly provide each Fund with such information (including copies of written investor representations and internal due diligence or investigatory reports prepared by the Bank) relating to Interestholders or potential Interestholders as the Fund may from time to time request to establish, or to demonstrate, compliance by the Fund with any Anti-Money Laundering Laws that are now, or hereafter become, applicable to it in connection with the offering of Interests (“Applicable AML Laws”); and

               (xiii) Cooperate in good faith with each Fund to amend the offering procedures in respect of the Interests and the Bank’s duties hereunder in such manner as may from time to time be required for the Trustee (or appropriate delegate thereof) to establish compliance with Applicable AML Laws.

     2. Sale of Interests.

     2.1 Whenever a Fund shall sell or cause to be sold any Interests in respect of any Portfolio, the Fund shall deliver or cause to be delivered to the Bank a document duly specifying: (i) the name of the Portfolio in respect of which Interests were sold; (ii) the number of Interests sold, trade date, and price; (iii) the amount of money to be delivered to the Custodian for the sale of such Interests and specifically allocated to the Portfolio; and (iv) in the case of a new account, a new account application or sufficient information to establish an account.

     2.2 The Bank will, upon receipt by it of a check or other payment identified by it as an investment in Interests and drawn or endorsed to the Bank as agent for, or identified as being for the account attributable to the applicable Portfolio, promptly deposit such check or other payment to the appropriate account postings necessary to reflect the investment. The Bank will notify the applicable Fund, or its designee, and the Custodian of all purchases and related account adjustments.

     2.3 Under procedures as established by mutual agreement between each Fund and the Bank, upon acceptance of a subscription for Interests, the Bank shall issue to the purchaser or its authorized agent such number of Interests, computed to the nearest three decimal points, as the purchaser is entitled to receive in respect of its subscription amount, based on the appropriate net asset value of the applicable Portfolio, determined in accordance with the applicable offering document and any applicable federal law or regulation. In issuing Interests to a purchaser or its authorized agent, the Bank shall be entitled to rely upon the latest directions, if any, previously received by the Bank from the purchaser or its authorized agent concerning the delivery of such Interests.

     2.4 The Bank shall not be required to issue any Interests of the Funds where it has received a written instruction from the Funds or written notification from any appropriate authority that the sale of the Interests of the Fund(s) in question has been suspended or discontinued, and the Bank shall be entitled to rely upon such written instructions or written notification.

     2.5 Upon the issuance of any Interests in accordance with foregoing provisions of this Section 2, the Bank shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid in respect of the applicable Portfolio in connection with such issuance.

     2.6 The Bank may establish such additional rules and regulations governing the transfer or registration of Interests as it may deem advisable and consistent with such rules and regulations generally adopted by transfer agents, or with the written consent of the Funds, any other rules and regulations.

      3. Returned Checks. In the event that any check or other order for the transfer of money is returned unpaid for any reason, the Bank will take such steps as the Bank may, in its discretion, deem appropriate to protect the applicable Portfolio from financial loss or as the applicable Fund or its designee may instruct. Provided that the standard procedures, as agreed in writing from time to time, between the Funds and the Bank, regarding purchases and redemptions of Interests, are adhered to by the Bank, the Bank shall not be liable for any loss suffered in respect of any Portfolio as a result of returned or unpaid purchase or redemption transactions. Reasonable legal or other expenses incurred to collect amounts owed in respect of a Portfolio as a consequence of returned or unpaid purchase or redemption transactions shall be an expense attributable to the Portfolio.

     4. Redemptions. Interests in respect of any Portfolio may be redeemed in accordance with the procedures set forth in the offering document relating to such Portfolio, and the Bank will duly process all redemption requests.

     5. Transfers and Exchanges. The Bank is authorized to review and process transfers of Interests, exchanges between Portfolios on the records maintained by the Bank, and exchanges between a Portfolio and any other entity as may be permitted by the applicable offering documents. If Interests to be transferred are represented by outstanding certificates, the Bank will, upon surrender to it of the certificates in proper form for transfer, and upon cancellation thereof, countersign and issue new certificates for a like number of Interests and deliver the same. If the Interests to be transferred are not represented by outstanding certificates, the Bank will, upon an order therefor by or on behalf of the registered holder thereof in proper form, credit the same to the transferee on its books. If Interests in respect of one Portfolio are to be exchanged for Interests in respect of another Portfolio, the Bank will process such exchange in the same manner as a redemption and sale of Interests, except that it may in its discretion waive requirements for information and documentation.

     6. Right to Seek Assurances. The Bank reserves the right to refuse to transfer or redeem Interests until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Bank, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. The Bank may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for the Funds or the Bank’s own legal counsel, do not require certain documents in connection with the transfer or redemption of Interests, and each Fund shall indemnify the Bank for any act done or omitted by it in reliance upon such laws or opinions of counsel of the Funds or of the Bank.

     7. Distributions.

     7.1 Each Fund will promptly notify the Bank of the declaration of any dividend or distribution in respect of a Portfolio. Each Fund shall furnish to the Bank a resolution of the governing body of such Fund certified by the Secretary (a “Certificate”): (i) authorizing the declaration of dividends on a specified periodic basis and authorizing the Bank to rely on oral instructions or a Certificate specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Interestholders entitled to payment shall be determined and the amount payable per share to Interestholders of record as of such record date; or (ii) setting forth the date of the declaration of any dividend or distribution by the Fund, the date of payment thereof, the record date as of which Interestholders entitled to payment shall be determined, and the amount payable per Interest to the Interestholders of record as of that date.

      7.2 The Bank, on behalf of the applicable Fund, shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount of any dividend or distribution to be paid out. The Bank will calculate, prepare and mail checks to (at the address as it appears on the records of the Bank), or (where appropriate) credit such dividend or distribution to the account of, Interestholders, and maintain and safeguard all underlying records.

     7.3 The Bank will replace lost checks at its discretion and in conformity with customary business practices.

     7.4 The Bank will maintain all records necessary to reflect the crediting of dividends that are reinvested in Interests, including without limitation daily dividends.

     7.5 The Bank shall not be liable for any improper payments made in accordance with a resolution of the governing body of a Fund.

     7.6 If the Bank shall not receive from the Custodian sufficient cash to make payment to all Interestholders as of the record date, the Bank shall, upon notifying the applicable Fund and upon obtaining its consent, withhold payment to all Interestholders of record as of the record date until such sufficient cash is provided to the Bank and shall not be liable under this Agreement for any claim arising out of such withholding provided such notification is provided as soon as is reasonably practicable.

     8. Other Duties. In addition to the duties expressly provided for herein, the Bank shall perform such other duties and functions and shall be paid such amounts therefor as may from time to time be agreed to in writing.

     9. Taxes. The Bank shall file such appropriate information returns concerning the payment of dividends and capital gain distributions and tax withholding with the proper Federal, state and local authorities as are required by applicable law to be filed by the Funds and shall withhold such sums as are required to be withheld by applicable law.

     10. Books and Records.

     10.1 The Bank shall maintain confidential records showing for each Interestholder’s account the following: (i) names, addresses and tax identification numbers; (ii) numbers of Interests held; (iii) historical information (as available from prior transfer agents) regarding the account of each Interestholder, including dividends paid and date and price of all transactions on a Interestholder’s account; (iv) any stop or restraining order placed against an Interestholder’s account; (v) information with respect to withholdings; (vi) any capital gain or dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of an Interestholder’s account; (vii) certificate numbers and denominations for any Interestholders holding certificates; (viii) any information required in order for the Bank to perform the calculations contemplated or required by this Agreement; and (ix) such other information and data as may be required by applicable law or reasonably requested by the applicable Fund.

     10.2 Any records required to be maintained by applicable law including Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed including under Rule 31a-2 under the 1940 Act. Such records may be inspected by the applicable Fund during regular business hours upon reasonable notice. The Bank may, at its option at any time, and shall forthwith upon a Fund’s demand, turn over to the Fund and cease to retain in the Bank’s files, records and documents created and maintained by the Bank in performance of its service or for its protection. At the end of the applicable retention period, such documents will either be turned over to the applicable Fund or destroyed in accordance with the Fund’s authorization.

     10.3 Procedures applicable to the services to be performed hereunder may be established from time to time by written agreement between each Fund and the Bank. The Bank shall have the right to utilize any Interestholder accounting and recordkeeping systems which, in its reasonable opinion, qualifies to perform any services to be performed hereunder. The Bank shall keep records relating to the services performed hereunder, in the form and manner as it may reasonably deem advisable.

     11. Fees and Expenses.

     11.1 In consideration of the performance by the Bank pursuant to this Agreement, each Fund agrees to pay the Bank, from assets attributable to the applicable Portfolio(s), an annual maintenance fee for each Interestholder account as may be agreed to from time to time in writing between the parties. Such fees do not include out-of-pocket disbursements or other reasonable expenses of the Bank, as defined in the fee schedule agreed to by the parties, for which the Bank shall be entitled to bill the applicable Portfolio separately and for which the Fund, out of the assets attributable to the Portfolio, shall reimburse the Bank. Out-of-pocket expenses and advances identified under Section 11.2 below may be changed from time to time subject to mutual written agreement between a Fund and the Bank.

     11.2 In addition to the fee paid under Section 11.1 above, each Fund agrees to reimburse the Bank, out of assets attributable to the applicable Portfolio, for reasonable out-of-pocket expenses (as defined in the fee schedule agreed to by the parties) or advances incurred by the Bank. In addition, any other expenses incurred by the Bank at the request or with the consent of a Fund including, without limitation, any equipment or supplies which the Fund specifically orders or requires the Bank to purchase, will be reimbursed by the applicable Fund out of assets attributable to the applicable Portfolio.

     11.3 Each Fund agrees to pay all fees and reimbursable expenses within ninety days following receipt of the respective billing notice. Any waiver or extension by the Bank of the ninety-day time period enumerated in this section 11.3 shall not constitute a dismissal of any monies due under this Agreement nor shall such waiver or extension apply to any future monies due to the Bank hereunder.

     12. Representations and Warranties of the Bank.

     The Bank represents and warrants to the Funds that:

     12.1 It is a company duly organized and existing and in good standing under the laws of Massachusetts and is duly registered as a transfer agent as provided in Section 17A(c) of the 1934 Act.

     12.2 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

     12.3 All requisite corporate proceedings have been taken to authorize it, and it has been authorized pursuant to such proceedings, to enter into and perform this Agreement.

     12.4 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     13. Representations and Warranties of the Funds.

     Each Fund represents and warrants to the Bank that:

     13.1 It is duly organized and existing and in good standing under the laws of the jurisdiction in which it is organized.

     13.2 It is empowered under applicable laws and by its charter, by-laws and/or other governing documents to enter into and perform this Agreement.

     13.3 All proceedings required by said charter, by-laws and/or other governing documents have been taken to authorize it to enter into and perform this Agreement.

     13.4 [Reserved].

     13.5 All appropriate filings, if any, are currently effective and will remain effective, and will continue to be made, with respect to all Interests being offered for sale.

     13.6 When Interests are hereafter issued in accordance with the terms of the applicable offering document, such Interests shall be validly issued, fully paid and nonassessable by the Fund.

     14. Indemnification.

     14.1 Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the “Bank Indemnified Parties”) be liable to a Fund or any third party in respect of any Portfolio, and the Fund, solely out of the assets attributable to the applicable Portfolio, shall indemnify and hold the Bank and the Bank Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including reasonable legal fees (a “Claim”) arising as a result of any act or omission of the Bank or any Bank Indemnified Party under this Agreement, except for any Claim to the extent resulting from the negligence, willful misfeasance or bad faith of the Bank or any Bank Indemnified Party. Without limiting the foregoing, neither the Bank nor the Bank Indemnified Parties shall be liable for, and the Bank and the Bank Indemnified Parties shall be indemnified against, any Claim arising as a result of:

          (a) Any actions taken or omitted to be taken by the Bank or its agents or subcontractors in good faith in reliance on, or use by the Bank or its agents or subcontractors of, information, records and documents which (i) are furnished to the Bank or its agents or subcontractors and furnished to such party by or on behalf of a Fund, or (ii) have been prepared and/or maintained by a Fund or any other person or firm on behalf of the Fund.

          (b) Any action taken or omitted to be taken by the Bank in good faith reliance upon any applicable law, act, regulation that is in effect (a “Regulation”) or interpretation of a Regulation even though such Regulation in effect at the time such action was taken or omitted may thereafter have been altered, changed, amended or repealed.

          (c) a Fund’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund’s lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

          (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests, whether written or oral, of a Fund.

     14.2 At any time the Bank may apply to any officer of a Fund for instructions, and may consult with legal counsel of the Bank or the Fund with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund solely out of the assets attributable to the applicable Portfolio for any action taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel except for a knowing violation of law. The Bank, its agents and subcontractors shall be protected and indemnified in acting in good faith upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by e-mail, ftp, or other computerized transmission, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and the Bank, its agents and subcontractors shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors also shall be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of an officer of the Fund.

     14.3 Neither the Bank nor any of the Bank’s employees, officers or directors are acting as any Fund’s tax experts. In the event the Bank, acting as transfer agent to a Fund, provides any tax related services to the Fund, such services are merely to provide calculations and information to be reviewed and approved by the Fund and its agent’s, including the Fund’s tax experts, and to implement the Fund’s tax policy decisions. As such, the Bank’s liability for any losses or Claims related to any such tax services provided to the Fund, in any and all circumstances, shall be limited to and shall not exceed the amount equal to fees paid by the Fund to the Bank for such tax services during the 12 month period just prior to such loss or Claim. For the avoidance of doubt, this Section 14.3 shall not apply to any liability resulting from a failure by the Bank or any of its agents to comply with any U.S. tax information reporting or backup withholding requirements applicable with respect to Interestholders in any Fund pursuant to Section 9 hereof.

     14.4 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes, provided that the Bank shall have in place a reasonable business continuity and disaster recovery plan.

     14.5 Neither party to this Agreement shall be liable to the other party for special, incidental or consequential damages, even if the other party has been advised of the possibility of such damages, under any provision of this Agreement or for any act or failure to act hereunder as contemplated by this Agreement.

      14.6 In order that the indemnification provisions contained in this Article 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party seeking indemnification shall notify and keep the other party apprised of the defense of the claim and if the other party does not agree with the defense of the claim, such party shall have to right to assume the defense of the claim and will retain counsel approved by each party, such approval not to be unreasonably withheld. In the event the parties fail to agree on the retention of counsel, the party wishing to assume the defense of the claim may proceed with its selection of counsel at its sole cost and expense. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent, which consent shall not be unreasonably withheld.

     14.7 Notwithstanding anything in this Agreement to the contrary, in no event shall a Fund, in respect of any Portfolio, be liable to any Bank Indemnified Party, and each Bank Indemnified Party shall indemnify and hold the Fund, in respect of the applicable Portfolio, harmless from and against any Claim to the extent such Claim results from the negligence, willful misfeasance or bad faith of the Bank or any Bank Indemnified Party.

     14.8 The provisions of Section 14 shall survive termination of the Agreement.

     15. Covenants of each Fund and the Bank.

     15.1 Each Fund shall, promptly upon execution hereof, furnish to the Bank the following:

          (a) A copy of the resolution of the Directors or other governing body of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

          (b) A copy of the charter, by-laws and/or other governing documents of the Fund and all amendments thereto.

          (c) Copies of each vote of the Directors or other governing body designating authorized persons to give instructions to the Bank, and a Certificate providing specimen signatures for such authorized persons.

          (d) Certificates as to any change in any officer or Director of the Fund.

          (e) If applicable, a specimen of the Fund’s Interest certificate in the form approved by the Directors or other governing body, together with a Certificate evidencing such approval.

          (f) Specimens of all new certificates for Interests, accompanied by the Directors’ or other governing body’s resolutions approving such forms.

          (g) All account application forms and other documents relating to Interestholder accounts or relating to any plan, program or service offered by the Fund.

          (h) [Reserved].

          (i) [Reserved].

          (j) If applicable, copy of the Fund’s registration statement per applicable law.

          (k) Such other certificates, documents or opinions as the Bank may deem necessary or appropriate for the Bank in the proper performance of its duties hereunder.

     15.2 The Bank hereby agrees to establish and maintain customary facilities and procedures reasonably acceptable to the Funds for safekeeping of Interest certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     15.3 The Bank shall keep records relating to the services to be performed hereunder, in customary form and manner as required by applicable law including Section 31 of the 1940 Act and the Rules thereunder. The Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the confidential property of the Funds and will be preserved, maintained and made available in accordance with such applicable laws, and will be surrendered to the Funds on and in accordance with its request.

     15.4 The Bank and the Funds agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law. This provision shall survive termination of this Agreement.

     15.5 In case of any requests or demands for the inspection of the Interestholder records with respect to any Fund, the Bank will use its best efforts to notify the Fund and to secure instructions from an authorized officer of the Fund as to such request or demand. The Bank reserves the right, however, to exhibit the Interestholder records to any person whenever it is advised by its counsel that it may be subject to enforcement or other action by any court or regulatory body for the failure to exhibit the Interestholder records to such person.

     15.6 The Bank shall provide to each Fund all written procedures agreed by the parties hereunder and as reasonably required in order for the Fund to meet its regulatory obligations, and the Bank agrees to update these procedures by providing each Fund with written evidence of any such updates.

     15.7 The Bank shall maintain reasonable disaster recovery facilities and procedures and other backup facilities and procedures in accordance with reasonable industry standards. The Bank maintains various insurance polices and will provide certain information on such policies from time to time upon request by a Fund.

     15.8 Neither the Bank nor any of its affiliates or agents shall (a) execute contracts (other than those related to the purchase, sale or management of securities) on behalf of any Fund or any Portfolio from within the United States, (b) conduct any of the following activities on behalf of any Fund or any Portfolio from within Massachusetts: (i) maintain principal books and records (although fund accounting services used in preparation of such books and records may be performed and copies may be maintained in Massachusetts), (ii) conduct shareholder or board meetings or (iii) maintain a place of business or (c) conduct any activities on behalf of any Fund or any Portfolio from within any State, other than Massachusetts, without the express permission of the Trust.

     15.9 Notwithstanding any other provision of this Agreement, the Bank hereby acknowledges and agrees that it shall have recourse only to the assets attributable to the relevant Portfolio in respect of any claim, action, demand or right arising in respect of, or against, a Fund under this Agreement. Any such claim, action, demand or right existing after the assets attributable to the relevant Portfolio have been exhausted shall be deemed to be discharged and extinguished.

     16. Term of Agreement.

     16.1 Termination of Agreement. The initial term of this Agreement shall be from the date hereof through September 30, 2009 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a “Renewal Term”) unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

          Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within ninety (90) days of receipt of such notice to the reasonable satisfaction of the non-violating party.

          This Agreement also may be terminated by the Bank prior to the expiration of the Initial Term or any Renewal Term, upon ninety (90) days’ written notice to the Funds, in the event that the Agreement terminates in respect of one or more Funds pursuant to Clause 17 of this Agreement and the overall relationship between the Bank and collective investment vehicles managed by the Manager and/or its affiliates is materially adversely affected by such termination such that it is no longer economically viable for the Bank to continue serving such relationship, including pursuant to this Agreement.

     16.2 Should a Fund exercise its right to terminate, reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. The Bank will consult with the applicable Fund regarding the movement of records and materials.

     16.3 This Agreement also may be terminated by a Fund if the Bank fails to cure, within ninety (90) days of receipt of a written notice from an officer of the Fund and to such officer’s reasonable satisfaction, the Fund’s determination, in the reasonable discretion of the Fund’s governing body, that the services being rendered by the Bank under this Agreement fail to meet a standard of quality reasonably expected by a consumer of services in the transfer agency business.

     17. Merger, Dissolution, etc. of a Fund or Portfolio. Notwithstanding anything to the contrary in this Agreement (including pursuant to Clause 16 hereof) or any other agreement, in the case of the following transactions, not in the ordinary course of business, namely, the merger of a Fund or Portfolio into or the consolidation of a Fund or Portfolio with another investment company, the sale by a Fund or Portfolio of all, or substantially all, of its assets to another investment company, or the liquidation or dissolution of a Fund or Portfolio and distribution of its assets, so long as the primary purpose of such transaction is not to avoid the term of this Agreement, such Fund or Portfolio (as applicable) shall be liable for the payment of the fees, disbursements, and expenses of the Bank under this Agreement only through the effective date of such transaction. Upon the payment of all such fees, disbursements, and expenses of the Bank, this Agreement will terminate with respect to the applicable Fund or Portfolio and the Bank and the applicable Fund or Portfolio shall be released from any and all obligations hereunder, except for those that explicitly survive termination of the Agreement.

     18. Additional Portfolios. In the event that a Fund establishes one or more portfolios in addition to its Portfolios listed on Appendix A hereto with respect to which it desires to have the Bank render services as transfer agent under the terms of this Agreement, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such portfolio(s) shall become Portfolio(s) hereunder and Appendix A shall be appropriately amended.

     19. Assignment.

     19.1 Except as provided in Section 18.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     19.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     19.3 The Bank, may without further consent on the part of the Funds, subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of the Bank, provided that the Bank shall remain liable hereunder for any acts or omissions of any subcontractor as if performed by the Bank.

     20. Amendment. This Agreement may be amended or modified only by a written agreement executed by both parties.

     21. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

     22. Merger of Agreement and Severability.

     22.1 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

     22.2 In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

     22.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together, constitute only one instrument.

     23. Notices. Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below:

          For a Fund with respect to any Portfolio:

                    [Fund Name]
                    c/o Fischer Francis Trees & Watts, Inc.
                    200 Park Avenue, 46th Floor
                    New York, NY 10166
                    Attention: Robin S. Meister, Managing Director

          With a copy to:

                    Vastardis Fund Services LLC
                    41 Madison Avenue, 30th Floor
                    New York, NY 10010
                    Attention: William E. Vastardis, President

          For the Bank:

                    Investors Bank & Trust Company
                    200 Clarendon Street,
                    P.O. Box 9130
                    Boston, MA 02117-9130
                    Attention: Carol M. Lowd, Senior Director, Client Management
                    With a copy to: Andrew Josef, Assistant General Counsel

     24. Cooperation with Consultants. The Bank agrees to cooperate fully with any consultants or vendor management companies engaged by any Fund in respect of any Portfolio. Upon written request by a Fund, the Bank agrees to provide such consultants or vendor management companies information concerning the Fund and the applicable Portfolio(s) and any information concerning the Bank’s servicing of the Fund as is generally provided to the Bank’s clients.

     25. Unless the context otherwise requires, any reference in this Agreement to a Portfolio shall be deemed to refer to any and all applicable classes, sub-classes, series and/or sub-series thereof if there are more than one class, sub-class, series and/or sub-series (as applicable) outstanding; any reference in this Agreement to any actions to be taken in respect of a Portfolio shall be deemed to refer to actions with respect to any and all applicable classes, sub-classes, series and/or sub-series thereof if there are more than one class, sub-class, series and/or sub-series (as applicable) outstanding; any reference in this Agreement to any assets attributable to a Portfolio (or class, sub-class, series or sub-series thereof, if applicable) shall be deemed to refer only to assets attributable to the applicable Portfolio (or applicable class, sub-class, series or sub-series thereof); any duty or obligation of the Bank hereunder with respect to a Portfolio (or class, sub-class, series or sub-series thereof, if applicable) shall be deemed to refer to duties and obligations with respect to the applicable Portfolio (or applicable class, sub-class, series or sub-series thereof); any obligation or liability in respect of a Portfolio (or class, sub-class, series or sub-series thereof, if applicable) hereunder shall be binding only with respect to such Portfolio (or applicable class, sub-class, series or sub-series thereof) and shall be discharged only out of the assets attributable to such Portfolio (or applicable class, sub-class, series or sub-series thereof); and each Portfolio shall be treated by the Bank as a separate entity and party to this Agreement in respect of any duties, obligations and liabilities pursuant to this Agreement or otherwise.

    For the avoidance of doubt, the Bank hereby acknowledges and agrees that, with respect to any Fund and any Portfolio thereof (including, for purposes of this Clause, any special purpose vehicle established by a Fund in respect of any of its Portfolios), notwithstanding the terms of any provisions of this Agreement and any other agreements between the Fund and the Bank (the “Other Agreements”), or any rights which the Bank may otherwise have at law or in equity in relation thereto, in the event that the Bank has any action or claim against the Fund with respect to any Portfolio (or applicable class, sub-class, series or sub-series thereof) arising out of or in connection with this Agreement or the Other Agreements, or any transaction contemplated thereby, the Bank will not have any right of recourse to the assets of, and hereby irrevocably and unconditionally waives any cause or action or claim which it may otherwise have against, the Fund or any other Portfolio (or class, sub-class, series or sub-series thereof, if applicable) which is not the subject of the action or claim. The Bank agrees to treat transactions under this Agreement in respect of any Portfolio (or applicable class, sub-class, series or sub-series thereof) as transactions entered into in respect of such Portfolio (or class, sub-class, series or sub-series thereof, if applicable) and acknowledges that the assets attributable to any other Portfolio (or class, sub-class, series or sub-series thereof, if applicable) do not guarantee or collateralize the obligations of the other Portfolios (or class, sub-class, series or sub-series thereof, if applicable).

   The Bank hereby irrevocably and unconditionally waives any rights which it may otherwise have under the Agreement to appoint, or seek the appointment of, a receiver, examiner or liquidator with respect to any Fund or Portfolio (or applicable class, sub-class, series or sub-series thereof), including any special purpose vehicle established by a Fund in respect of any Portfolio (or applicable class, sub-class, series or sub-series thereof), that is not a party to the transaction which is the subject of such action or claim, or to any of their assets, or otherwise to petition or propose or support a resolution for the appointment of a receiver, examiner or liquidator for the Fund or any Portfolio (or applicable class, sub-class, series or sub-series thereof), including any special purpose vehicle established by a Fund in respect of any Portfolio (or applicable class, sub-class, series or sub-series thereof), that is not a party to the transaction which is the subject of such action or claim, or any of their assets.

    Notwithstanding anything set forth in this Section, the Bank shall not waive any rights against a Fund or any Portfolio (or applicable class, sub-class, series or sub-series thereof) in the case of fraud, willful misconduct, sham or any similar action or inaction by the Fund or any such Portfolio (or applicable class, sub-class, series or sub-series thereof), including by any of their subsidiaries, affiliates, or any investment managers.

   Notwithstanding anything to the contrary, the parties hereby agree that the liability of any Fund with respect to any Portfolio (or applicable class, sub-class, series or sub-series thereof) thereof under this Agreement shall be limited to the net assets attributable to such Portfolio (or applicable class, sub-class, series or sub-series thereof) and the Bank shall have no other recourse against the applicable Fund or the assets attributable to any other Portfolio (or class, sub-class, series or sub-series thereof).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.

FFTW FUNDS, INC. IN RESPECT OF
ITS PORTFOLIOS LISTED ON
APPENDIX A HERETO

By:	/s/ Stephen P. Casper
Name: Stephen P. Casper
Title: President, Director and CEO

INVESTORS BANK & TRUST COMPANY

By:	/s/ Stephen DeSalvo
Name: Stephen DeSalvo
Title: Managing Director

Appendices

Appendix A	Funds and Portfolios

Appendix A

Funds and Portfolios

FFTW Funds, Inc. (including both Investor Class and Advisor Class)

U.S. Short-Term Portfolio
Limited Duration Portfolio
Mortgage-Backed Portfolio
Worldwide Portfolio
Worldwide Core Portfolio
International Portfolio
Emerging Markets Portfolio
U.S. Inflation-Indexed Portfolio
Global Inflation-Indexed Hedged Portfolio

Date:	9/1/2006